Genworth Financial Reports Second Quarter 2004 Earnings

	Three months ended June 30,
	2004		2003
	Total	Per diluted share(1)	Total	Per diluted share(1)
(Amounts in millions, except for per share)	(Unaudited)
Net earnings from continuing operations	$268	$0.55	$265	$0.54

Pro forma net earnings from continuing operations	$261	$0.53	$242	$0.49

Pro forma net operating earnings	$279	$0.57	$256	$0.52

(1)     Per share earnings for all periods calculated assuming

that 490.9 million diluted shares were outstanding.

Richmond, VA, July 9, 2004 – Genworth Financial, Inc. (NYSE: GNW) today reported historical net earnings from continuing operations for the second quarter of 2004 of $268 million, or $0.55 per diluted share, compared with $265 million, or $0.54 per diluted share for the second quarter of 2003.

In connection with the company’s initial public offering (IPO) completed on May 28, 2004, the company effected a corporate reorganization that included a series of significant reinsurance, recapitalization and separation transactions. As more fully explained at the end of this release, the company is presenting pro forma financial information that reflects those transactions to enable a more meaningful comparison of its period-to-period results.

Pro forma net earnings from continuing operations in the second quarter of 2004 were $261 million, or $0.53 per diluted share, compared to $242 million or $0.49 per diluted share in the second quarter of 2003.

Pro forma net operating earnings for the second quarter of 2004 were $279 million, or $0.57 per diluted share, up 9 percent from $256 million or $0.52 per diluted share in the second quarter of 2003. Pro forma net operating earnings in the second quarter of 2004 consist of pro forma net earnings from continuing operations, excluding after-tax net realized investment gains of $4 million and IPO-related tax charges of $22 million. Pro forma net operating earnings in the second quarter of 2003 consist of pro forma net earnings from continuing operations, excluding after-tax net realized investment losses of $14 million.

Management believes that the presentation of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for net earnings prepared under accounting principles generally accepted in the U.S. (GAAP). (Please refer to the disclosure at the end of this release for a discussion of the basis on which financial information is presented in this release.)

“Genworth had a terrific launch as a public company and we are executing on our strategic priorities,” said Michael D. Fraizer, chairman and chief executive officer. “Our customers and distribution partners are enthusiastic about working with Genworth, our employees are focused on profitable growth, and we attracted a great new set of shareholders in our IPO.”

Operating Highlights

•	Fixed annuity deposits grew in the second quarter of 2004 by 180 percent to $372 million from $133 million in the second quarter of 2003.

•	International mortgage new insurance written grew in the second quarter of 2004 by 64 percent to $13 billion (including $2 billion of favorable foreign currency effects) from $8 billion in the second quarter of 2003.

•	An expanded suite of annuity-based retirement and income products was launched, providing enhanced benefits and income options.

•	Long term care insurance distribution expanded by adding four major financial institutions.

•	New single-premium mortgage insurance products were launched in the U.S., offering job loss and other benefits to compete with 80-10-10 products.

•	A new brand campaign commenced to establish the Genworth identity.

“We grew net operating earnings nine percent on a pro forma basis in the second quarter of 2004, and more than 11 percent in the first half of this year,” Fraizer said. “We now expect to grow pro forma net operating earnings per share by more than 15 percent for full-year 2004. Looking ahead, we expect to deliver: net operating earnings per share growth in the 10-12 percent range in 2005; progression of net operating earnings return on equity (ROE) of 30 to 50 basis points per year; and 12 percent ROE by year-end 2008. Growth will come from optimizing new business mix, rigorous cost management, repositioning our investment portfolio to improve yields, and effective redeployment of capital.”

Genworth operates three primary business segments: Protection, Retirement Income and Investments (RI&I), and Mortgage Insurance, in addition to a Corporate and Other Segment. All segment information below is presented on a pro forma basis. Segment pro forma net operating earnings presented below are equivalent to pro forma net earnings under GAAP for all segments except Corporate and Other. For a reconciliation of the Corporate and Other Segment pro forma operating income to GAAP net earnings, see the disclosure at the end of this release.

Protection

The Protection Segment offers individual life and long term care insurance, group life and health insurance, and in Europe, payment protection insurance.

Overall, net operating earnings for the second quarter of 2004 were $129 million, flat with the prior year period. Net operating earnings in life insurance grew 11 percent in the second quarter of 2004 to $60 million, primarily due to favorable term life mortality and lower expenses. Premiums grew 6 percent in the second quarter of 2004 over the prior year period as a result of better term life persistency. Net operating earnings for the long term care business (including long term care insurance products, Medicare supplement, and run-off accident and health blocks) were up 5 percent in the second quarter of 2004 to $43 million from the prior year period, as growth of in-force long term care product profitability was partially offset by $3 million of lost investment income in 2004 from the reallocation to the Corporate and Other Segment of approximately $250 million of excess capital. Without the impact of the capital reallocation, net operating earnings for the long term care business were up 13 percent in the second quarter of 2004 from the prior year period. Payment protection net operating earnings in the second quarter of 2004 decreased to $18 million from $22 million in the prior year period, due primarily to the loss of certain tax benefits as a result of the separation from GE, partially offset by favorable foreign currency effects of $3 million.

Sales of term life were $23 million in the second quarter of 2004, compared with $31 million in the prior year period. In the second quarter of 2004, the company reduced term pricing and introduced several universal life products designed for older-aged and limited pay markets. Long term care insurance product sales were down 34 percent in the second quarter of 2004 from the prior year period, to $39 million, primarily due to new business price increases. Consistent with the company’s low-ROE block run-off strategy in the U.K., sales in the second quarter of 2004 of payment protection insurance were down 23 percent from the prior year period (excluding foreign currency effects, sales were down 32 percent). Sales through higher return distribution relationships in both the U.K. and continental Europe were up 17 percent in the second quarter of 2004 to $402 million (excluding foreign currency effects, sales were up 13 percent) over the prior year period. Group life and health sales in the second quarter of 2004 were up 18 percent over the prior year period to $40 million, driven by sales of non-medical products.

Retirement Income and Investments

The RI&I Segment offers fixed, variable and income annuities, variable life insurance, asset management, along with institutional spread products including guaranteed investment contracts (GICs), funding agreements and structured settlements.

Net operating earnings for the second quarter of 2004 were $45 million, compared to $40 million in the prior year period. Net operating earnings growth in the second quarter of 2004 was driven by an increase in fee-based earnings to $13 million from $4 million in the prior year period, primarily due to new contracts with GE to manage its municipal GIC business, and growth in asset management. Retail spread-based net operating earnings were $22 million in the second quarter of 2004 compared with $27 million in the prior year period; the 2003 second quarter included both favorable mortality and a favorable amortization adjustment related to income annuities. Institutional spread-based net operating earnings in the second quarter of 2004 increased to $10 million from $9 million in the prior year period, due to higher spreads.

Sales of income annuities in the second quarter of 2004 were down 8 percent to $164 million from $177 million in the prior year period due to overall declines in income annuity sales at certain key distributors. Variable annuity sales in the second quarter of 2004 fell to $277 million from $629 million in the prior year period as the market continued to shift to products with a variety of guarantees, many of which the company elected not to offer. The company has introduced several new, competitive retirement income products with selective benefit guarantees that meet the company’s risk management disciplines. Structured settlement sales grew $77 million, to $192 million in the second quarter of 2004 from $115 million in the prior year period. Institutional spread-based deposits decreased to $421 million in the second quarter of 2004 from $658 million in the prior year period, due to uneven flows from large contracts.

Mortgage Insurance

The Mortgage Insurance Segment offers mortgage insurance for lenders on low down payment residential mortgages in the U.S. and internationally.

Net operating earnings for the second quarter of 2004 were $114 million, unchanged from $114 million in the prior year period. U.S. mortgage insurance net operating earnings were $63 million in the second quarter of 2004 compared with $78 million in the prior year period. The second quarter of 2003 included an after-tax reserve release of $23 million related to favorable loss development on prior year reserves. Second quarter 2004 revenues in the U.S. business decreased in connection with lower refinancing volume and insurance in-force, reducing net operating earnings by $10 million over the prior year period; however, this was more than offset by $16 million of after-tax expense reduction in the second quarter of 2004. International mortgage insurance continued its strong growth, with net operating earnings of $51 million (including $7 million of favorable foreign currency effects) in the second quarter of 2004 compared to $36 million in the prior year period. Excluding foreign currency effects, international earnings were up 22 percent in the second quarter of 2004, reflecting continued growth and favorable loss performance.

New insurance written in our international markets grew to $13 billion (including $2 billion of favorable foreign currency effects) in the second quarter of 2004 from $8 billion in the prior year period reflecting continued market growth and penetration, particularly in Canada; this represents a 41 percent increase in the second quarter of 2004 after excluding foreign currency effects. New insurance written in the U.S. decreased to $8 billion in the second quarter of 2004 from $18 billion in the prior year period, driven primarily by a smaller market as a result of lower refinancing activity and by the company’s decision to restructure its low-return captive reinsurance agreements.

Corporate and Other

The Corporate and Other Segment includes investment income on unallocated capital, certain unallocated expenses, most of our interest and other financing expenses and the results of small, non-core operating businesses. The segment net losses also include net realized investment gains (losses), which are excluded from net operating losses below.

Net operating losses were $9 million in the second quarter of 2004 compared with net operating losses of $27 million in the prior year period. The decrease in net operating losses in the second quarter of 2004 were primarily due to higher partnership income of $7 million and higher income of $8 million on increased surplus assets. (Corporate and Other Segment reported a pro forma net loss of $27 million in the second quarter of 2004, including after-tax net realized investment gains of $4 million and a $22 million tax charge related to the IPO transaction. This compares with a net loss in the second quarter of 2003 of $41 million, which included net realized investment losses of $14 million).

Earnings Conference Call Information

Genworth will hold a conference call today from 11 a.m. to noon (EDT) to discuss second quarter results and business outlook. Genworth will release additional detailed supplementary financial information by the end of July.

Today’s conference call will be accessible via telephone and the Internet. The press release and conference call materials are available on the company’s website. To access the web cast, go to www.genworth.com at least 15 minutes prior to the event to register and download and install any necessary software. To access the call by telephone, please dial 1-800-884-5695 (U.S.) or 1-617-786-2960 (outside the U.S.) and enter the access code 33272592 to register. A replay of the call will be available from 1 p.m. EDT on July 9 through July 16, 2004 by dialing 1-888-286-8010 in the U.S or 1-617-801-6888 (outside the U.S.) and entering the access code 70652822. The call may also be replayed at the company’s website during this same time period.

Caution Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “beliefs,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including those discussed in the risk factors section of the company’s registration statement filed with the SEC in connection with the recent debt offering. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Basis of Historical and Pro Forma Financial Information

As part of a corporate reorganization effected in connection with the company’s IPO, the company acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (GEFAHI), an indirect subsidiary of GE. The company also acquired certain other insurance businesses that were owned by other GE subsidiaries but managed by members of the company’s management team. In consideration for the assets that the company acquired and the liabilities that the company assumed, the company issued various equity and debt securities to GEFAHI.

The company has prepared its historical financial information as if the company had been in existence throughout all relevant periods. The historical financial information through the date of the corporate reorganization (May 24, 2004) includes all businesses that were owned by GEFAHI, including those that were not transferred to the company, as well as the other insurance businesses that the company acquired from other GE subsidiaries. As a result, the company’s historical financial information for periods prior to the corporate reorganization is not comparable to historical financial information for periods ending after that date.

Prior to the completion of the IPO, the company entered into several significant reinsurance transactions with Union Fidelity Life Insurance Company (UFLIC), an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC, effective as of January 1, 2004, policy obligations under all of its in-force structured settlement contracts, which had reserves of $12.0 billion, and substantially all of its in-force variable annuity contracts, which had general account reserves of $2.8 billion and separate account reserves of $7.9 billion, each as of December 31, 2003. In addition, effective as of January 1, 2004, the company ceded to UFLIC policy obligations under a block of long-term care insurance policies, which had reserves of $1.5 billion as of December 31, 2003. As part of the reinsurance transactions, UFLIC ceded to the company in-force blocks of Medicare supplement insurance, which had reserves of $19 million.

The unaudited pro forma financial information contained in this press release reflects the company’s historical combined financial information as adjusted to give effect to the transactions described below and certain other transactions as if each had occurred as of January 1, 2003:

•	the removal of certain businesses of GEFAHI that were not transferred to the company in connection with the corporate reorganization;
•	the reinsurance transactions with UFLIC;
•	the issuance of equity and debt securities to GEFAHI in exchange for the assets that the company acquired and the liabilities that the company assumed in connection with the corporate reorganization; and
•	the issuance and sale of $1.9 billion of senior notes and $500 million of commercial paper and the application of the proceeds therefrom.

The unaudited pro forma financial information is based upon available information and assumptions that the company believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the company’s financial condition or results of operations would have been had the transactions described above occurred on the dates indicated, nor what they may be in the future.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as pro forma net earnings from continuing operations, excluding pro forma after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and non-recurring, infrequent or unusual items. There were no non-recurring, infrequent or unusual items excluded from pro forma net operating earnings for the periods presented in this press release other than a $22 million tax charge arising from the company’s separation from GE. Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release provides a reconciliation of historical and pro forma net operating earnings to historical and pro forma net earnings. The term “net operating loss” as used in this press release is also a non-GAAP financial measure and has a meaning corollary to “net operating earnings.”

All net realized investment gains (losses) are reflected in the Corporate and Other Segment and are not reflected in the results of any of the company’s other segments. As a result, the segment results contained in this press release are presented on a net operating earnings basis, which is the same as net earnings under GAAP for all segments, except Corporate and Other Segment. For a reconciliation of net operating earnings for Corporate and Other Segment to net earnings presented in accordance with GAAP, see the table at the end of this press release.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings from continuing operations presented in accordance with GAAP. The company’s outlook for pro forma net operating earnings is presented on a basis consistent with the other pro forma financial information presented elsewhere in this press release.

This press release also includes outlook regarding a non-GAAP financial measure entitled “net operating earnings return on equity,” or ROE. The company defines ROE as net operating earnings divided by average pro forma stockholders’ equity, excluding accumulated non-owner changes in average stockholders’ interest (commonly referred to as accumulated other comprehensive income (AOCI)). Management believes that analysis of ROE enhances understanding of the efficiency with which the company deploys its capital. However, ROE as defined by the company should not be viewed as a substitute for GAAP net earnings divided by average stockholders’ equity. Due to the unpredictable nature of net operating earnings and average stockholders’ equity excluding AOCI, the company is unable to reconcile its outlook for ROE to GAAP net earnings divided by average stockholders’ equity. The company’s outlook for pro forma ROE is presented on a basis consistent with the other pro forma financial information presented elsewhere in this press release.

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long-term care insurance, group life and health insurance and life-contingent annuities; (2) deposits for universal life insurance, spread-based non-life contingent products and fee-based products; (3) gross written premiums for European payment protection; and (4) new insurance written for mortgage insurance, which in each case reflect the amount of business the company generated during each period presented. Sales do not include renewal premiums or deposits on policies or contracts written during prior periods. The company considers annualized first-year premiums, deposits and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 20 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

# # #

Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Media:	Mike Kachel, 804.662.2534
mike.kachel@genworth.com

COMBINED STATEMENT OF EARNINGS INFORMATION

	Three months ended June 30,
(Amounts in millions, except per share amounts)	Historical		Pro forma
	2004	2003	2004	2003
		(Unaudited)
Revenues:
Premiums	$1,716	$1,690	$1,648	$1,580
Net investment income	1,001	995	815	722
Net realized investment gains (losses)	8	(37)	6	(22)
Policy fees and other income	200	216	144	120

Total revenues	2,925	2,864	2,613	2,400

Benefits and expenses:
Benefits and other changes in policy reserves	1,326	1,202	1,114	964
Interest credited	332	406	324	340
Underwriting, acquisition, and insurance expenses, net of deferrals	476	476	420	386
Amortization of deferred acquisition costs and intangibles	305	359	267	313
Interest expense	47	27	59	44

Total benefits and expenses	2,486	2,470	2,184	2,047

Earnings from continuing operations before income taxes	439	394	429	353
Provision for income taxes	171	129	168	111

Net earnings from continuing operations before accounting change	268	265	$261	$242

Net earnings from discontinued operations, net of taxes	—	99
Gain on sale of discontinued operations, net of taxes	—	—

Net earnings before accounting change	268	364
Cumulative effect of accounting change, net of taxes	—	—

Net earnings	$268	$364

Net earnings from continuing operations per share:

Basic	$0.55	$0.54	$0.53	$0.49

Diluted	$0.55	$0.54	$0.53	$0.49

Net earnings per share:
Basic	$0.55	$0.74

Diluted	$0.55	$0.74

Pro forma shares outstanding:
Basic	489.5	489.5	489.5	489.5
Diluted	490.9	490.9	490.9	490.9

COMBINED STATEMENT OF EARNINGS INFORMATION

	Six months ended June 30,
(Amounts in millions, except per share amounts)	Historical		Pro forma
	2004	2003	2004	2003

		(Unaudited)
Revenues:
Premiums	$3,438	$3,277	$3,267	$3,058
Net investment income	2,038	1,987	1,587	1,443
Net realized investment gains (losses)	24	(16)	21	(2)
Policy fees and other income	446	447	293	255

Total revenues	5,946	5,695	5,168	4,754

Benefits and expenses:
Benefits and other changes in policy reserves	2,674	2,455	2,200	1,960
Interest credited	728	815	654	683
Underwriting, acquisition, and insurance expenses, net of deferrals	984	964	834	790
Amortization of deferred acquisition costs and intangibles	650	659	553	564
Interest expense	94	54	120	87

Total benefits and expenses	5,130	4,947	4,361	4,084

Earnings from continuing operations before income taxes	816	748	807	670
Provision for income taxes	288	229	290	199

Net earnings from continuing operations before accounting change	528	519	$517	$471

Net earnings from discontinued operations, net of taxes	—	176
Gain on sale of discontinued operations, net of taxes	7	—

Net earnings before accounting change	535	695
Cumulative effect of accounting change, net of taxes	5	—

Net earnings	$540	$695

Net earnings from continuing operations per share:
Basic	$1.08	$1.06	$1.06	$0.96

Diluted	$1.08	$1.06	$1.05	$0.96

Net earnings per share:
Basic	$1.10	$1.42

Diluted	$1.10	$1.42

Pro forma shares outstanding:
Basic	489.5	489.5	489.5	489.5
Diluted	490.9	490.9	490.9	490.9

9

PRO FORMA FINANCIAL INFORMATION

	Three months ended June 30, 2004
(Amounts in millions)	Historical	Pro forma adjustments – excluded assets and liabilities (a)	Pro forma adjustments – reinsurance transactions (b)	Pro forma adjustments – capital structure and other (c)	Pro forma
			(Unaudited)
Revenues:
Premiums	$1,716	$(26)	$(42)	$—	$1,648
Net investment income	1,001	(10)	(176)	—	815
Net realized investment gains	8	(2)	—	—	6
Policy fees and other income	200	(36)	(20)	—	144

Total revenues	2,925	(74)	(238)	—	2,613

Benefits and expenses:
Benefits and other changes in policy reserves	1,326	(22)	(190)	—	1,114
Interest credited	332	—	(8)	—	324
Underwriting, acquisition, and insurance expenses, net of deferrals	476	(44)	(12)	—	420
Amortization of deferred acquisition costs and intangibles	305	(17)	(21)	—	267
Interest expense	47	—	—	12	59

Total benefits and expenses	2,486	(83)	(231)	12	2,184

Earnings from continuing operations before income taxes	439	9	(7)	(12)	429
Provision for income taxes	171	3	(3)	(3)	168

Net earnings from continuing operations	$268	$6	$(4)	$(9)	$261

PRO FORMA FINANCIAL INFORMATION

	Three months ended June 30, 2003
(Amounts in millions)	Historical	Pro forma adjustments – excluded assets and liabilities (a)	Pro forma adjustments – reinsurance transactions (b)	Pro forma adjustments – capital structure and other (c)	Pro forma
			(Unaudited)
Revenues:
Premiums	$1,690	$(63)	$(47)	$—	$1,580
Net investment income	995	(19)	(254)	—	722
Net realized investment losses	(37)	3	12	—	(22)
Policy fees and other income	216	(65)	(31)	—	120

Total revenues	2,864	(144)	(320)	—	2,400

Benefits and expenses:
Benefits and other changes in policy reserves	1,202	(33)	(205)	—	964
Interest credited	406	—	(66)	—	340
Underwriting, acquisition, and insurance expenses, net of deferrals	476	(69)	(21)	—	386
Amortization of deferred acquisition costs and intangibles	359	(23)	(23)	—	313
Interest expense	27	—	—	17	44

Total benefits and expenses	2,470	(125)	(315)	17	2,047

Earnings from continuing operations before income taxes	394	(19)	(5)	(17)	353
Provision for income taxes	129	(9)	(3)	(6)	111

Net earnings from continuing operations	$265	$(10)	$(2)	$(11)	$242

PRO FORMA FINANCIAL INFORMATION

	Six months ended June 30, 2004
(Amounts in millions)	Historical	Pro forma adjustments – excluded assets and liabilities (a)	Pro forma adjustments – reinsurance transactions (b)	Pro forma adjustments – capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$3,438	$(80)	$(91)	$—	$3,267
Net investment income	2,038	(28)	(423)	—	1,587
Net realized investment gains	24	(3)	—	—	21
Policy fees and other income	446	(103)	(50)	—	293

Total revenues	5,946	(214)	(564)	—	5,168

Benefits and expenses:
Benefits and other changes in policy reserves	2,674	(71)	(403)	—	2,200
Interest credited	728	—	(74)	—	654
Underwriting, acquisition, and insurance expenses, net of deferrals	984	(117)	(33)	—	834
Amortization of deferred acquisition costs and intangibles	650	(46)	(51)	—	553
Interest expense	94	—	—	26	120

Total benefits and expenses	5,130	(234)	(561)	26	4,361

Earnings from continuing operations before income taxes	816	20	(3)	(26)	807
Provision for income taxes	288	13	(3)	(8)	290

Net earnings from continuing operations	$528	$7	$—	$(18)	$517

PRO FORMA FINANCIAL INFORMATION

	Six months ended June 30, 2003
(Amounts in millions)	Historical	Pro forma adjustments – excluded assets and liabilities (a)	Pro forma adjustments – reinsurance transactions (b)	Pro forma adjustments – capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$3,277	$(121)	$(98)	$—	$3,058
Net investment income	1,987	(35)	(509)	—	1,443
Net realized investment losses	(16)	3	11	—	(2)
Policy fees and other income	447	(130)	(62)	—	255

Total revenues	5,695	(283)	(658)	—	4,754

Benefits and expenses:
Benefits and other changes in policy reserves	2,455	(84)	(411)	—	1,960
Interest credited	815	—	(132)	—	683
Underwriting, acquisition, and insurance expenses, net of deferrals	964	(134)	(40)	—	790
Amortization of deferred acquisition costs and intangibles	659	(49)	(46)	—	564
Interest expense	54	—	—	33	87

Total benefits and expenses	4,947	(267)	(629)	33	4,084

Earnings from continuing operations before income taxes	748	(16)	(29)	(33)	670
Provision for income taxes	229	(6)	(12)	(12)	199

Net earnings from continuing operations	$519	$(10)	$(17)	$(21)	$471

Notes to Pro Forma Financial Information

(a)	Reflects adjustments to exclude amounts included in the company’s historical combined earnings relating to (1) certain businesses (formerly reported in the company’s Affinity Segment) and certain investment partnerships, which in each case were not transferred to the company, and (2) net realized investment (gains) losses and related tax benefit arising from sales of Affinity segment assets that were reflected in the company’s Corporate and Other Segment.

(b)	Reflects adjustments to record the effects of the reinsurance transactions the company entered into with, and the related contribution the company made to, UFLIC, an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC all of its in-force structured settlement contracts, substantially all of its in-force variable annuity contracts, and a block of long-term care insurance policies that it reinsured from Travelers in 2000, and it assumed from UFLIC a block of Medicare supplement insurance, all effective as of January 1, 2004. The unaudited pro forma earnings information gives effect to the reinsurance transactions as if each occurred as of January 1, 2003 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2003. The company has continued to sell variable annuities and structured settlements after completion of the reinsurance transactions and is retaining that business for its own account, subject to third party insurance in the ordinary course of business. As a result, the company’s unaudited pro forma combined statement of earnings reflects premiums and fees from these products issued after January 1, 2003, even though variable annuities and structured settlements issued during 2003 are included in the blocks of policies reinsured to UFLIC. The company’s pro forma combined statements of earnings exclude the impact of the entire block of long-term care insurance policies that the company ceded to UFLIC as the company did not issue any new policies for this block in 2003, and the company will not issue any in the future.

Under the reinsurance transactions, the company receives an expense allowance to reimburse it for costs it incurs to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically. The pro forma adjustments have been prepared assuming that actual costs incurred during the pro forma periods, as determined under the company’s historical cost structure and allocation methods, were reimbursed by an expense allowance.

In addition to investment assets transferred to UFLIC in exchange for a reinsurance recoverable asset from UFLIC, concurrently, the company contributed $1.836 billion of capital to UFLIC which primarily represented the excess statutory capital in the company’s insurance subsidiaries after giving effect to the reinsurance transactions. As a significant portion of the assets transferred and contributed were not owned for the entire period, the pro forma earnings adjustments to reduce net investment income and net realized investment gains were based upon a proportional allocation of investment income from the investment assets historically identified (1) as supporting the blocks of business reinsured for the reinsurance, and (2) as representing surplus of subsidiaries providing assets to be contributed to UFLIC for the contribution.

(c)	Reflects adjustments for changes in the company’s capitalization to exclude the impact of commercial paper, short-term borrowings from GE Capital and derivatives that were not transferred to the company and are excluded from the company’s historical combined statement of financial position at June 30, 2004, and to include the impact of the issuance of $600 million of the company’s 6.00% Equity Units and $100 million of the company’s 5.25% mandatorily redeemable Series A Cumulative Preferred Stock, both of which were completed on May 28, 2004, the issuance of 3, 5, 10 and 30 year notes totaling $1.9 billion which was completed June 15, 2004, and the issuance of $500 million of commercial paper which was complete June 14, 2004, as well as interest expense related to the accretion of the company’s obligation to GE under the Tax Matters Agreement and the tax impacts resulting from these changes in the company’s capitalization.

RECONCILIATION OF COMPANY NET EARNINGS TO PRO FORMA NET OPERATING EARNINGS

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(Amounts in millions, except per share amounts)	2004	2003	2004	2003	2003
	(Unaudited)
Net earnings	$268	$364	$540	$695	$1,081
Net earnings from discontinued operations, net of taxes	—	(99)	—	(176)	(186)
(Gain) loss on sale of discontinued operations, net of taxes	—	—	(7)	—	74
Cumulative effect of accounting change, net of taxes	—	—	(5)	—	—

Net earnings from continuing operations	268	265	528	519	969

Excluded assets and liabilities (a)	6	(10)	7	(10)	(15)
Reinsurance transactions (b)	(4)	(2)	—	(17)	(20)
Capital structure and other (c)	(9)	(11)	(18)	(21)	(42)

Pro forma net earnings from continuing operations	261	242	517	471	892

Net realized investment (gains) losses on investments, net of taxes	(4)	14	(14)	1	(25)
One-time taxes charge relating to initial public offering	22	—	22	—	—

Pro forma net operating earnings	$279	$256	$525	$472	$867

Net earnings per share
Basic	$0.55	$0.74	$1.10	$1.42	$2.21

Diluted	$0.55	$0.74	$1.10	$1.42	$2.20

Net earnings from continuing operations per share
Basic	$0.55	$0.54	$1.08	$1.06	$1.98

Diluted	$0.55	$0.54	$1.08	$1.06	$1.97

Pro forma net earnings from continuing operations per share
Basic	$0.53	$0.49	$1.06	$0.96	$1.82

Diluted	$0.53	$0.49	$1.05	$0.96	$1.82

Pro forma net operating earnings per share
Basic	$0.57	$0.52	$1.03	$0.96	$1.77

Diluted	$0.57	$0.52	$1.03	$0.96	$1.77

Pro forma shares outstanding:
Basic	489.5	489.5	489.5	489.5	489.5
Diluted	490.9	490.9	490.9	490.9	490.9

RECONCILIATION OF CORPORATE AND OTHER SEGMENT NET LOSS TO PRO FORMA NET OPERATING LOSS

	Three months ended June 30,		Six months ended June 30,
(Amounts in millions)	2004	2003	2004	2003
	(Unaudited)
Segment net loss	$(10)	$(46)	$(6)	$(50)
Excluded assets and liabilities (a)	(6)	2	(6)	1
Reinsurance transactions (b)	(2)	14	—	23
Capital structure and other (c)	(9)	(11)	(18)	(21)

Pro forma segment net loss	(27)	(41)	(29)	(47)

Net realized investment (gains) losses on investments, net of taxes	(4)	14	(14)	1
One-time tax charge relating to initial public offering	22	—	22	—

Pro forma segment net operating loss	$(9)	$(27)	$(21)	$(46)

Note: For a discussion of notes (a), (b), and (c) to these tables see NOTES TO PRO FORMA FINANCIAL INFORMATION.